Exhibit 99.1

PPD Announces Third Quarter 2007 Earnings

Contacts:
Steve Smith (Investors)
+910 558 7585
stephen.smith@wilm.ppdi.com

Louise Caudle (Media)
+919 462 4467
louise.caudle@rtp.ppdi.com

FOR IMMEDIATE RELEASE

PPD REPORTS THIRD QUARTER 2007 FINANCIAL RESULTS; ANNOUNCES

INCREASE IN ANNUAL CASH DIVIDEND FROM $0.12 TO $0.40 PER YEAR

Third Quarter Highlights

•	Gross new authorizations of $570.6 million, a sequential increase of 20.6 percent, resulting in a net book-to-bill ratio of 1.4

•	Cash flow from operations of $61.6 million, resulting in $146.3 million cash flow from operations year-to-date

•	EPS of $0.32 within guidance range

WILMINGTON, N.C., October 23, 2007—PPD, Inc. (Nasdaq: PPDI) today reported its financial and operating results for the third quarter ended September 30, 2007.

PPD recorded net revenue of $357.2 million for the third quarter of 2007, an increase of 14.1 percent over net revenue of $313.1 million for the third quarter of 2006. Net revenue for the third quarter 2007 included reimbursed out-of-pocket expenses of $28.7 million, compared to $23.3 million for the same period in 2006.

Income from operations for third quarter 2007 was $52.9 million, compared to income from operations of $52.0 million for the same period last year. Third quarter 2007 income from operations included $4.3 million of stock compensation expense, compared to stock compensation expense of $5.0 million for the third quarter 2006. Research and development expense for third quarter 2007 was $8.4 million, compared to $1.9 million for the same period last year. The increase in R&D expense was primarily related to costs incurred to conduct Phase I clinical studies for PPD’s statin compound for the treatment of dyslipidemia.

Third quarter 2007 earnings per diluted share were $0.32, compared to earnings per diluted share of $0.31 for the third quarter of 2006.

Segment Performance

Development segment net revenue for third quarter 2007, which does not include reimbursed out-of-pocket expenses, was $323.8 million, an increase of 13.5 percent over the same period in 2006. Development segment income from operations for third quarter 2007 was up 14.0 percent to $61.2 million from $53.6 million for the same period in 2006.

PPD Announces Third Quarter 2007 Earnings

Discovery sciences segment net revenue, which does not include reimbursed out-of-pocket expenses, was $4.7 million for the third quarter of 2007, compared to $4.5 million in the same period last year. Discovery sciences segment third quarter 2007 loss from operations was $8.3 million, compared to a loss from operations of $1.7 million for the third quarter 2006. The third quarter 2007 loss from operations reflects the impact of increased R&D expense to further develop the statin compound.

Other Financial Information

Gross new business authorizations for the third quarter of 2007 totaled $570.6 million. The third quarter 2007 cancellation rate was 21.8 percent. Year-to-date net days sales outstanding (DSO) at September 30, 2007, were 49.1 days, compared to year-to-date DSO of 44.0 at December 31, 2006. Third quarter 2007 cash flow from operations was $61.6 million. At September 30, 2007, PPD had $444.2 million in cash, cash equivalents and short-term investments.

Cash Dividend Policy

PPD also announced its board of directors has amended the annual cash dividend policy to increase the annual dividend rate from $0.12 to $0.40 per year, payable quarterly at a rate of $0.10 per share. PPD expects the new dividend rate will be effective beginning in the fourth quarter 2007.

“Another period of strong proposal flow in the third quarter 2007 combined with an improved hit rate helped fuel a 21 percent sequential increase in gross authorizations for the quarter,” said Fred Eshelman, chief executive officer of PPD. “We were pleased to announce the addition of three new members of our management team and the realignment of our regional clinical operations teams, and we plan to continue our focus on core business execution.”

Eshelman added, “PPD’s board of directors, management team and employees are pleased to be able to reward our shareholders through the substantial increase in our annual cash dividend rate, and we remain firmly committed to unlocking additional shareholder value through the delivery of high quality services and the advancement of our compound portfolio strategy.”

PPD will conduct a live conference call and audio webcast tomorrow, October 24, 2007, at 9 a.m. ET to discuss its third quarter 2007 results. A Q&A session will follow. To access the webcast, please visit http://www.ppdi.com and follow the instructions under the Investor Presentations/Webcasts link in the Corporate section of the Web site. A replay of the webcast will be available shortly after the call. PPD has established a direct dial number, +877 644 0692 (Conference ID: 18887347), for telephone access.

PPD is a leading global contract research organization providing discovery, development and post-approval services as well as compound partnering programs. Our clients and partners include pharmaceutical, biotechnology, medical device, academic and government organizations. With offices in 30 countries and more than 10,000 professionals worldwide, PPD applies innovative technologies, therapeutic expertise and a commitment to quality to help its clients and partners maximize returns on their R&D investments and accelerate the delivery of safe and effective therapeutics to patients. For more information, visit our Web site at http://www.ppdi.com.

Except for historical information, all of the statements, expectations and assumptions contained in this news release, including expectations and assumptions about company growth, the prospects of the compound partnering business and the payment of future dividends under the annual cash dividend policy, are forward-looking statements that involve a number of risks and uncertainties. Although PPD attempts to be accurate in making these forward-looking statements, it is possible

PPD Announces Third Quarter 2007 Earnings

that future circumstances might differ from the assumptions on which such statements are based. In addition, other important factors which could cause results to differ materially include the following: success in sales growth; loss of large contracts; increased cancellation rates; risks that we may not continue our annual cash dividend policy; the ability to attract and retain key personnel; economic conditions and outsourcing trends in the pharmaceutical, biotechnology, medical device, academic and government industry segments; competition within the outsourcing industry; risks associated with the development and commercialization of drugs, including earnings dilution and obtaining regulatory approval; risks associated with acquisitions and investments, such as impairments; rapid technological advances that make our products and services less competitive; and the other risk factors set forth from time to time in the SEC filings for PPD, copies of which are available free of charge upon request from the PPD investor relations department.

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PPD, Inc.

Statement of Operations Data

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Net revenue:
Development	$323,769	$285,348	$940,452	$821,987
Discovery Sciences	4,694	4,456	13,577	27,955
Reimbursed out-of-pockets	28,732	23,344	85,388	71,528

Total net revenue	357,195	313,148	1,039,417	921,470

Direct costs:
Development	163,221	144,121	472,651	412,560
Discovery Sciences	2,775	2,416	7,595	6,893
Reimbursable out-of-pocket expenses	28,732	23,344	85,388	71,528

Total direct costs	194,728	169,881	565,634	490,981

Research and development	8,353	1,887	14,221	3,829
Selling, general and administrative	87,129	77,289	245,016	229,906
Depreciation	14,057	12,008	40,330	34,317
Amortization	78	84	234	481

Income from operations	52,850	51,999	173,982	161,956

Other income, net	4,224	3,778	12,798	11,258

Income before income taxes	57,074	55,777	186,780	173,214
Income tax expense	18,834	18,964	63,906	58,141

Net income	$38,240	$36,813	$122,874	$115,073

Net income per share:
Basic	$0.32	$0.31	$1.04	$0.99

Diluted	$0.32	$0.31	$1.03	$0.97

Weighted average number of shares outstanding:
Basic	118,739	116,971	118,297	116,608

Diluted	120,065	118,791	119,759	118,399

PPD, Inc.

Balance Sheet Data

(in thousands)

(unaudited)

	September 30, 2007	December 31, 2006
Cash, cash equivalents and short-term investments	$444,177	$435,671
Accounts receivable and unbilled services, net	$468,715	$408,917
Working capital	$559,423	$412,711
Total assets	$1,617,103	$1,481,565
Unearned income	$191,072	$195,707
Current maturities of long-term debt	$6	$75,159
Shareholders’ equity	$1,109,492	$952,900